Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011

FINANCIAL RESULTS AND PROVIDES FULL YEAR 2012 OUTLOOK

~ Fourth Quarter Net Sales Increased 13.9% to $174.5 Million ~

~ Fourth Quarter Net Income Increased 42.9% to $8.5 Million, or $0.30 per Diluted Share ~

~ Full Year 2012 Net Sales Expected to be $710 million to $740 million, an Increase of 4.2% to 8.6% ~

~ Full Year 2012 EPS Expected to be $1.05 to $1.20, an Increase of 12.9% to 29.0% ~

~ Company Announces $50 Million Share Repurchase Program ~

TOANO, Va, February 22, 2012 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the fourth quarter and full year ended December 31, 2011, as well as its outlook for 2012.

Fourth Quarter Results

Net sales increased $21.2 million, or 13.9%, to $174.5 million in the fourth quarter of 2011 from $153.2 million in the fourth quarter of 2010. Comparable store net sales increased 1.9% for the quarter, on top of an increase of 1.2% for the fourth quarter of the prior year, driven by an increase in both the number of customers served and the average sale. Non-comparable store net sales increased $18.3 million over the prior year period. The Company opened seven new stores during the fourth quarter of 2011 for a total of 40 new locations for the full year.

Gross margin was 35.5% in the fourth quarter of 2011 compared to 34.0% in the fourth quarter of 2010. Gross margin benefited from lower product costs due primarily to the continued implementation of sourcing initiatives and certain favorable shifts in sales mix. Partially offsetting these gross margin benefits were higher net transportation costs and the clearance of certain in-store merchandise inventory.

Selling, general and administrative (“SG&A”) expenses were $48.4 million, or 27.7% of net sales, for the fourth quarter of 2011, compared to $42.7 million, or 27.9% of net sales, for the fourth quarter of 2010. The $5.7 million increase in SG&A expenses includes an increase of approximately $4.0 million in total compensation expenses, primarily due to store base growth and increases in benefit costs and sales commissions and bonuses. Occupancy costs and depreciation increased approximately $1.6 million due primarily to store base growth and the investment in the integrated information technology solution.

Net income increased 42.9% to $8.5 million, or $0.30 per diluted share, in the fourth quarter of 2011 from $5.9 million, or $0.21 per diluted share, in the fourth quarter of the prior year. The effective tax rate was 38.7% in the fourth quarter of 2011 compared with 38.0% in the fourth quarter of 2010.

Cash and cash equivalents increased to $61.7 million at December 31, 2011 from $34.8 million at December 31, 2010, as operating activities provided $44.1 million in 2011, up from $17.0 million in 2010. Merchandise inventories decreased 15.4% on an available inventory per store basis as strong promotions drove net sales in the fourth quarter.

Robert M. Lynch, President and Chief Executive Officer, commented, “We steadily regained traction throughout the fourth quarter and were pleased with our strong finish to 2011. While our bottom-line results for the quarter were below our expectations, we achieved a solid increase in both our top- and bottom-line versus the prior year period. We built on our third quarter 2011 results and our fourth quarter performance was our best of the year. We successfully reinvested a portion of our sourcing initiative benefits in the fourth quarter to further strengthen our value proposition, and our product allocation and logistics team significantly lowered available inventory per store. We believe that we are well-positioned to continue to gain share in our highly fragmented market and deliver multi-year expansion of our net sales and operating margin.”

Full Year Results

Net sales increased 9.9% to $681.6 million in 2011 from $620.3 million in 2010. Comparable store net sales decreased 2.0% in 2011, compared to an increase of 2.1% in the prior year. Non-comparable store net sales increased $73.8 million. The Company opened 40 new stores in 2011 and operated 263 stores in 46 states and Canada at December 31, 2011.

Gross margin increased to 35.3% in 2011 compared to 34.8% in the prior year. SG&A expenses in 2011 were $198.2 million, or 29.1% of net sales, compared to SG&A expenses in 2010 of $173.7 million, or 28.0% of net sales. Operating income in 2011 increased to $42.4 million, or 6.2% of net sales, from $42.2 million, or 6.8% of net sales, in 2010.

Net income in both 2011 and 2010 was $26.3 million, or $0.93 per diluted share. The Company’s effective tax rate was 39.0% for 2011, compared to an effective tax rate of 38.5% in 2010.

Share Repurchase Program

Lumber Liquidators also announced today that its Board of Directors has authorized the repurchase of up to $50 million of the Company’s common stock. The repurchases will be subject to market conditions and other factors and will be made from time to time through open market purchases or through privately negotiated transactions.

Company Outlook

In 2012, the Company expects to achieve the following:

•	Net sales for the full year in the range of $710 million to $740 million.

•	Comparable store net sales change in the low single digits, either positive or negative.

•	The opening of a total of 20 to 25 new store locations, including two to four in Canada.

•	Full year earnings per diluted share in the range of $1.05 to $1.20, based on a diluted share count of approximately 28.7 million shares.

Mr. Lynch concluded, “I am excited to lead the Company into 2012 with momentum building solidly over the last six months of 2011. Though we remain cautious in our near-term outlook due to potentially volatile consumer demand for large-ticket discretionary purchases, we have launched significant initiatives that we expect will provide cumulative benefits in the coming years. Our share repurchase program marks an important step in returning value to our shareholders, and expresses confidence in our proven store model. We expect to continue to build momentum in 2012, and generate meaningful year-over-year improvement in our top- and bottom-line results.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, February 22, 2012, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through February 29, 2012 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 387499. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

Raymond James Annual Institutional Investors Conference

The Company today also announced that Mr. Lynch and Daniel E. Terrell, Chief Financial Officer, will present at the Raymond James Annual Institutional Investors Conference. The Company’s presentation is scheduled for Wednesday, March 7, 2012 at 8:05 a.m. ET in Orlando. The live webcast and replay of the Company’s presentation may be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 265 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations

Ashleigh McDermott

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2011	2010
Assets
Current Assets:
Cash and Cash Equivalents	$61,675	$34,830
Merchandise Inventories	164,139	155,131
Prepaid Expenses	4,292	4,837
Other Current Assets	7,863	8,007

Total Current Assets	237,969	202,805
Property and Equipment, net	44,147	35,314
Goodwill	9,693	1,050
Other Assets	3,045	3,121

Total Assets	$294,854	$242,290

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$38,161	$33,744
Customer Deposits and Store Credits	18,120	12,039
Accrued Compensation	2,509	2,460
Sales and Income Tax Liabilities	5,092	2,859
Other Current Liabilities	6,839	5,585

Total Current Liabilities	70,721	56,687

Deferred Rent	3,328	2,746
Deferred Tax Liability	5,721	2,352

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,894,543 and 27,472,680 outstanding, respectively)	28	27
Additional Capital	109,047	100,531
Retained Earnings	106,203	79,947
Accumulated Other Comprehensive Loss	(194)	—

Total Stockholders’ Equity	215,084	180,505

Total Liabilities and Stockholders’ Equity	$294,854	$242,290

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Income

(in thousands, except share data and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)
Net Sales	$174,454	$153,220	$681,587	$620,281
Cost of Sales	112,544	101,195	440,912	404,451

Gross Profit	61,910	52,025	240,675	215,830

Selling, General and Administrative Expenses	48,405	42,682	198,237	173,667

Operating Income	13,505	9,343	42,438	42,163

Interest and Other Income, net	(284)	(208)	(587)	(579)

Income Before Income Taxes	13,789	9,551	43,025	42,742

Provision for Income Taxes	5,331	3,630	16,769	16,476

Net Income	$8,458	$5,921	$26,256	$26,266

Net Income per Common Share—Basic	$0.30	$0.22	$0.95	$0.96

Net Income per Common Share—Diluted	$0.30	$0.21	$0.93	$0.93

Weighted Average Common Shares Outstanding:
Basic	27,804,219	27,444,850	27,706,629	27,384,095
Diluted	28,379,994	28,277,018	28,379,693	28,246,453

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$26,256	$26,266
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	8,328	5,773
Deferred Income Taxes	2,402	4,300
Stock-Based Compensation Expense	4,005	3,091
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(9,197)	(21,789)
Accounts Payable	4,467	1,136
Customer Deposits and Store Credits	6,104	2,234
Prepaid Expenses and Other Current Assets	(1,943)	(3,548)
Other Assets and Liabilities	3,679	(487)

Net Cash Provided by Operating Activities	44,101	16,976

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(16,988)	(20,535)
Cash Paid for Acquisition	(4,725)	—

Net Cash Used in Investing Activities	(21,713)	(20,535)

Cash Flows from Financing Activities:
Proceeds from the Exercise of Stock Options	3,070	1,796
Excess Tax Benefits on Stock Option Exercises	1,690	1,307
Common Stock Purchased Pursuant to Equity Compensation Plans	(249)	(389)

Net Cash Provided by Financing Activities	4,511	2,714

Effect of Exchange Rates on Cash and Cash Equivalents	(54)	—
Net Increase (Decrease) in Cash and Cash Equivalents	26,845	(845)
Cash and Cash Equivalents, Beginning of Year	34,830	35,675

Cash and Cash Equivalents, End of Year	$61,675	$34,830

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

Changes to comparable prior year results were as follows:

	For the three months ended December 31,		For the year ended December 31,
	2011	2010	2011	2010
	increase (decrease)
Comparable Stores:
Net sales	1.9%	1.2%	(2.0%)	2.1%
Customers invoiced[1]	0.9%	(1.9)%	(4.7%)	4.5%

Average sale[2]	1.0%	3.2%	2.8%	(2.4)%
Average retail price per unit sold[3]	6.4%	(0.4)%	6.8%	(3.7)%

[1]	Approximated by applying average sale to total net sales at comparable stores
[2]	Average sale is calculated on a total company basis
[3]	Average retail price per unit sold is calculated on a total company basis and excludes certain service revenue, which consists primarily of freight charges for in-home delivery

Merchandise inventory is considered either “available for sale” or “inbound in-transit,” based on whether the Company has physically received and inspected the products. Merchandise inventories and available inventory per store in operation on December 31 were as follows:

	2011	2010	2009
	(in thousands)
Inventory – Available for Sale	$135,850	$136,179	$109,369
Inventory – Inbound In-Transit	28,289	18,952	23,973

Total Merchandise Inventories	$164,139	$155,131	$133,342

Available Inventory Per Store	$517	$611	$588